UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT
PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant    ☑
Filed by a Party other than the Registrant   ☐ Check the appropriate box:
☐   Preliminary Proxy Statement
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐   Definitive Proxy Statement
☑   Definitive Additional Materials
☐   Soliciting Material Pursuant to §240.14a-12
Triple-S Management Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No:

	(3)	Filing Party:

	(4)	Date Filed:

SHAREHOLDERS OF TRIPLE-S MANAGEMENT CORPORATION
Your participation is important.
In accordance with Articles 4-1 and 4-3 of the Bylaws of Triple-S Management Corporation, the Board of Directors invites you to the Annual Meeting of Shareholders to be held on Sunday, April 29, 2007, at nine o’ clock in the morning (9:00 a.m.) at the Condado Plaza Hotel, Ponce de León Rooms A, B, and C, to consider the matters indicated in the Notice of the Annual Meeting of Shareholders, which are described in detail in the Proxy Statement sent to the Shareholders.
The Board of Directors has set March 29, 2007 as the date to determine which shareholders have the right to receive notice of and vote at the Annual Meeting.
Shareholders may grant the Proxy Form solicited by the Board of Directors and send it via fax at (787) 749-4191 or (787) 706-4023 or via mail to the attention of Secretary of the Board of Directors, Triple-S Management Corporation, PO Box 363628, San Juan, PR 00936-3628.
Shareholders will have the opportunity to register their Proxies in person at the Office of the Secretary of the Board of Directors of Triple-S Management Corporation, located on the sixth floor of the main building of Triple-S, on 1441 FD Roosevelt Avenue, San Juan, Puerto Rico before the day set for the Annual Meeting, during regular working days and hours, excluding holidays.
Shareholders will also have the opportunity to register their Proxies in person at the Los Almendros Room (formerly known as Panamá Room) at the Condado Plaza, San Juan, Puerto Rico, on Saturday, April 28, 2007, from one o’ clock (1:00 p.m.) until three o’ clock in the afternoon (3:00 p.m.).
Shareholders who do not register their Proxies before the day of the Annual Meeting, will be able to register them on Sunday, April 29, 2007, from seven-thirty in the morning (7:30 a.m.) until the closing of the Proxies record is ordered.
By Order of the Board of Directors,

Wilmer Rodríguez Silva, MD	Jesús R. Sánchez Colón, MD
Chairman of the Board of Directors	Secretary of the Board of Directors
Even if you consider attending the Annual Meeting, we urge you to promptly complete, sign, date and return
the Proxy Form solicited by the Board of Directors.
We count on your vote.